Exhibit 99.1

Horizon Quantum Becomes First

Quantum Software Company To Own
and Operate a Quantum Computer

Singapore, 3 December 2025 — Horizon Quantum Computing Pte. Ltd. (“Horizon Quantum”), a pioneer of software infrastructure for quantum applications, today announced that it has completed the assembly and integration of a first quantum computer at its Singapore headquarters. The system is now fully operational.

Assembled from components and operated directly by Horizon Quantum’s team, this system makes Horizon Quantum the first quantum software company to own and run a quantum computer.

Horizon Quantum believes that tight integration between hardware and software can offer the shortest path to useful quantum computing. With the commissioning of its first quantum computer, Horizon Quantum now has a testbed system over which it has full control of both the hardware and software stack. This is expected to allow the company to integrate its execution stack directly with the electronic systems that directly control the quantum processor, helping to narrow the gap between the ideal theoretical model of quantum computation and its practical realisation. This work is anticipated to enhance the functionality of Triple Alpha, Horizon Quantum’s integrated development environment, and push the boundaries of seamless quantum application development.

Rather than relying on a single supplier, Horizon Quantum has assembled its first quantum system from best-in-class components, combining Maybell’s cryogenic platform, control electronics from Quantum Machines, and a Rigetti superconducting quantum processor. This system is the first operational quantum computer in Horizon Quantum’s testbed facility, which has capacity to host multiple systems.

The system’s modular design enables the swapping in and out of additional control electronics and quantum processors, facilitating development across a diverse range of configurations and architectures. This approach enables Horizon Quantum to test and integrate its software infrastructure with a variety of quantum hardware stacks, supporting the company’s goal of delivering the most capable hardware-agnostic development tools for quantum computers. While this first quantum computer is based on superconducting qubits, Horizon Quantum aims to be operational on as many hardware platforms as possible, integrating with both cloud-based systems and quantum computers hosted in traditional data centres.

“Our focus at Horizon Quantum is on enabling developers to harness quantum computing to solve real-world problems that are not tractable with conventional computing. Achieving quantum advantage will require close coordination between the hardware and software layers. I strongly believe that by establishing our own hardware testbed we are placing the company in a compelling position to build a sophisticated hardware-agnostic development and execution stack that integrates tightly with hardware control systems and that will help unlock quantum advantage,” said Dr Joe Fitzsimons, founder and CEO of Horizon Quantum.

“Horizon Quantum’s commissioning of its first in-house quantum computer is an impressive accomplishment and underscores the company’s leadership in building the software infrastructure that will power the next era of quantum computing,” said Harry You, Chairman and CEO of dMY Squared Technology Group, Inc., the special purpose acquisition company that entered into a business combination agreement with Horizon Quantum on September 9, 2025. “We are thrilled to support their continued execution and look forward to completing our business combination as Horizon accelerates toward its vision.”

Horizon Quantum’s in-house quantum computer is expected to be made available via Triple Alpha.

About Horizon Quantum

Horizon Quantum’s mission is to unlock broad quantum advantage by building the software infrastructure that empowers developers to use quantum computing to solve the world’s toughest computational problems.

Founded in 2018 by Dr Joe Fitzsimons, a leading researcher and former professor with more than two decades of experience in quantum computing, the company seeks to bridge the gap between today’s hardware and tomorrow’s applications through the creation of advanced quantum software development tools. Its integrated development environment, Triple Alpha, enables developers to write sophisticated, hardware-agnostic quantum programs at different levels of abstraction.

Additional Information about Horizon Quantum’s Business Combination and Where to Find It

In connection with Horizon Quantum’s previously announced business combination (the “Business Combination”) with dMY Squared Technology Group, Inc. (“dMY”), Horizon Quantum Holdings Ltd. (“Holdco”) and Horizon Quantum will file a registration statement on Form F-4 relating to the Business Combination and certain other matters (the “Registration Statement”), which will include a preliminary proxy statement of dMY and a preliminary prospectus of Holdco with respect to the securities to be offered in the Business Combination. After the Registration Statement is declared effective, dMY will mail a definitive proxy statement/prospectus to its shareholders as of a record date to be established for voting on the Business Combination. The Registration Statement, including the proxy statement/prospectus contained therein, will contain important information about the Business Combination and the other matters to be voted upon at a special meeting of shareholders of dMY (the “Special Meeting”). This press release does not contain all the information that should be considered concerning the Business Combination and other matters and is not intended to provide the basis for any investment decision or any other decision in respect of such matters. dMY, Holdco and Horizon Quantum may also file other documents with the SEC regarding the Business Combination. dMY’s shareholders and other interested persons are advised to read, when available, the Registration Statement, including the preliminary proxy statement/prospectus contained therein, the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the Business Combination, as these materials will contain important information about dMY, Horizon Quantum, Holdco, and the Business Combination. The documents filed by dMY, Holdco and Horizon Quantum with the SEC also may be obtained free of charge upon written request to dMY at dMY Squared Technology Group, Inc., 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144.

Participants in the Solicitation

Horizon Quantum, Holdco and dMY and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of dMY’s shareholders in connection with the Business Combination. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of dMY’s directors and officers in dMY’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on April 3, 2025 (the “dMY Annual Report”) or its subsequent quarterly reports. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to dMY’s shareholders in connection with the Business Combination will be set forth in the proxy statement/prospectus for the Business Combination when available. Information concerning the interests of Horizon Quantum’s, Holdco’s and dMY’s participants in the solicitation, which may, in some cases, be different than those of their respective equityholders generally, will be set forth in the proxy statement/prospectus relating to the Business Combination when it becomes available.

Disclaimer

Past performance by Horizon Quantum’s or dMY’s management teams and their respective affiliates is not a guarantee of future performance. Therefore, you should not place undue reliance on the historical record of the performance of Horizon Quantum’s or dMY’s management teams or businesses associated with them as indicative of future performance of an investment or the returns that Horizon Quantum or dMY will, or are likely to, generate going forward.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” with respect to dMY, Holdco and Horizon Quantum. The expectations, estimates, and projections of the businesses of Horizon Quantum and dMY may differ from their actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “anticipate,” “intend,” “may,” “will,” “could,” “should,” “potential,” and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements include, without limitation, expectations with respect to the integration of Horizon Quantum’s hardware stack with the quantum processor, the quantum processor’s ability to enhance the functionality of Triple Alpha and the ability of the quantum processor to aid the development of a hardware-agnostic development and execution stack to support unlocking quantum advantage. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and are subject to, without limitation, (i) known and unknown risks, including the risks and uncertainties indicated from time to time in the dMY Annual Report, dMY’s other filings with the SEC, and the Registration Statement, including those under “Risk Factors” therein, and other documents filed or to be filed with the SEC by dMY, Holdco or Horizon Quantum; (ii) uncertainties; (iii) assumptions; and (iv) other factors beyond dMY’s, Holdco’s, or Horizon Quantum’s control that are difficult to predict because they relate to events and depend on circumstances that will occur in the future. They are neither statements of historical fact nor promises or guarantees of future performance. Therefore, actual results may differ materially and adversely from those expressed or implied in any forward-looking statements and dMY, Holdco, and Horizon Quantum therefore caution against placing undue reliance on any of these forward-looking statements.

Many of these factors are outside of the control of dMY, Holdco and Horizon Quantum and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination the Business Combination Agreement; (2) the outcome of any legal proceedings that may be instituted against the parties following the announcement of the Business Combination and the Business Combination Agreement; (3) the inability to complete the Business Combination, including due to the failure to obtain approval of the shareholders of Horizon Quantum and dMY or other conditions to closing the Business Combination; (4) changes to the structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination; (5) Horizon Quantum’s ability to scale and grow its business, and the advantages and expected growth of Horizon Quantum; (6) the cash position of Horizon Quantum following closing of the Business Combination; (7) the inability to obtain or maintain the listing of Holdco’s securities on the New York Stock Exchange, the NYSE American, or Nasdaq following the Business Combination; (8) the risk that the announcement and pendency of the Business Combination disrupts Horizon Quantum’s current plans and operations; (9) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of Holdco to grow and manage growth profitably and source and retain its key employees; (10) costs related to the Business Combination; (11) changes in applicable laws and regulations or political and economic developments; (12) the possibility that Horizon Quantum may be adversely affected by other economic, business and/or competitive factors; (13) Horizon Quantum’s estimates of expenses and profitability; (14) the amount of redemptions by dMY public shareholders; (15) difficulties operating Horizon Quantum’s quantum processor and the possibility that the quantum processor does not provide the advantages that Horizon Quantum expects; and (16) other risks and uncertainties included in the “Risk Factors” sections of the dMY Annual Report, dMY’s other filings with the SEC, and the Registration Statement and other documents filed or to be filed with the SEC by Horizon Quantum, Holdco and dMY. The foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. Horizon Quantum, Holdco and dMY do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law.

No Offer or Solicitation

This press release does not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the Business Combination. This press release also does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Media contact

Yanina Blaclard

yanina@horizonquantum.com

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